www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
Earnings per Share Increased 20.0% to $0.42
Sales Increased 12.5% to $1.33 Billion
Comparable Store Sales Increased 5.7%

Brentwood, Tennessee, April 22, 2015 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its first quarter ended March 28, 2015.

First Quarter Results
Net sales increased 12.5% to $1.33 billion from $1.18 billion in the prior year’s first quarter. Comparable store sales increased 5.7% versus a 2.2% increase in the prior year period. The increase in comparable store sales was broad based and driven by increases in both traffic and ticket. Comparable store transaction count increased 4.8% and average ticket increased 0.8%. The comparable store sales increase benefited from a solid performance in consumable, usable and edible (C.U.E.) products, including pet and heating consumables, while hardline products such as fencing, truck accessories and tools also performed well. These increases were partially offset by deflation.

Gross profit increased 12.2% to $444.6 million from $396.2 million in the prior year’s first quarter. As a percent of sales, gross margin decreased 10 basis points to 33.4%. The slight decline in gross margin rate resulted primarily from increased clearance merchandise activity due to our higher in-stock position at the beginning of the quarter, the timing of new store vendor support and slightly higher shrink. Transportation costs had a favorable impact on gross margin as lower fuel costs more than offset the increased stem miles caused by our western store expansion.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 10.8% to $351.8 million. As a percent of sales, SG&A expenses improved 40 basis points to 26.4% from 26.8% in the first quarter last year. This improvement as a percent of sales was primarily attributable to the leverage of store operating and advertising costs provided by the strong comparable store sales growth, partially offset by higher year-over-year incentive compensation expense.

Net income increased 18.9% to $58.0 million from $48.8 million and diluted earnings per share increased 20.0% to $0.42 from $0.35 in the first quarter of the prior year.

The Company opened 41 new stores and closed one store in the first quarter of 2015 compared to 32 new store openings and no store closures in the prior year’s first quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “We are pleased with our performance in the first quarter and the overall trends in our business. Sales growth was well balanced across all major merchandise categories and geographic regions, driven by increases in both traffic and ticket. Our merchandising and inventory management teams did an excellent job of managing assortments and inventory levels to deliver strong sales. We had the right products at the right time to meet customer demand in seasonal and everyday C.U.E. products. The momentum of the business has continued into April with more normalized spring weather, and we believe we are well positioned to continue to meet our customers’ ongoing needs.”

Fiscal 2015 Outlook
The Company is reiterating all components of its fiscal 2015 outlook. For fiscal 2015, net sales are anticipated to range between $6.2 billion and $6.3 billion, with comparable store sales expected to increase 2.5% to 4.0%. The Company projects fiscal 2015 full year net income to range from $2.95 to $3.05 per diluted share. For the full year, the Company expects capital expenditures to range between $240 million and $250 million, including spending to support 110 to 115 new store openings and construction of a new Southwest distribution center in Casa Grande, Arizona to open in fiscal 2015.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through May 6, 2015.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About Tractor Supply Company
At March 28, 2015, Tractor Supply Company operated 1,422 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 28, 2015		March 29, 2014

		% of		% of
		Sales		Sales
Net sales	$1,331,352	100.0%	$1,183,680	100.0%
Cost of merchandise sold	886,747	66.6	787,461	66.5
Gross profit	444,605	33.4	396,219	33.5

Selling, general and administrative expenses	321,476	24.1	290,270	24.5
Depreciation and amortization	30,282	2.3	27,220	2.3

Operating income	92,847	7.0	78,729	6.7
Interest expense, net	866	0.1	454	0.1

Income before income taxes	91,981	6.9	78,275	6.6
Income tax expense	33,941	2.5	29,466	2.5
Net income	$58,040	4.4%	$48,809	4.1%

Net income per share:
Basic	$0.43		$0.35
Diluted	$0.42		$0.35

Weighted average shares outstanding:
Basic	136,347		139,118
Diluted	137,735		141,032

Dividends declared per common share outstanding	$0.16		$0.13

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 28, 2015	March 29, 2014
ASSETS
Current assets:
Cash and cash equivalents	$57,133	$47,789
Inventories	1,370,965	1,225,232
Prepaid expenses and other current assets	64,967	47,154
Deferred income taxes	33,850	19,963
Total current assets	1,526,915	1,340,138

Property and equipment:
Land	80,705	74,398
Buildings and improvements	713,132	594,150
Furniture, fixtures and equipment	466,663	418,473
Computer software and hardware	161,884	147,803
Construction in progress	52,523	74,867
	1,474,907	1,309,691
Accumulated depreciation and amortization	(725,155)	(629,998)
Property and equipment, net	749,752	679,693

Goodwill	10,258	10,258
Deferred income taxes	15,535	7,351
Other assets	19,550	18,952

Total assets	$2,322,010	$2,056,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$585,551	$477,508
Accrued employee compensation	9,483	6,696
Other accrued expenses	180,829	138,696
Current portion of capital lease obligations	441	42
Income taxes payable	28,684	22,481
Total current liabilities	804,988	645,423

Revolving credit loan	60,000	80,000
Capital lease obligations, less current maturities	8,761	1,190
Deferred rent	80,946	77,386
Other long-term liabilities	52,437	47,836
Total liabilities	1,007,132	851,835

Stockholders’ equity:
Common stock	1,347	1,333
Additional paid-in capital	544,042	464,058
Treasury stock	(1,185,030)	(923,043)
Retained earnings	1,954,519	1,662,209
Total stockholders’ equity	1,314,878	1,204,557

Total liabilities and stockholders’ equity	$2,322,010	$2,056,392

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 28, 2015	March 29, 2014
Cash flows from operating activities:
Net income	$58,040	$48,809
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,282	27,220
Gain on disposition of property and equipment	(47)	(57)
Stock compensation expense	4,999	3,941
Excess tax benefit of stock options exercised	(8,181)	(1,690)
Deferred income taxes	359	2,616
Change in assets and liabilities:
Inventories	(255,515)	(245,924)
Prepaid expenses and other current assets	1,477	10,205
Accounts payable	214,728	161,021
Accrued employee compensation	(27,573)	(43,877)
Other accrued expenses	(8,074)	(17,016)
Income taxes payable	24,429	14,747
Other	1,389	1,929
Net cash provided by (used in) operating activities	36,313	(38,076)
Cash flows from investing activities:
Capital expenditures	(48,767)	(41,863)
Proceeds from sale of property and equipment	265	82
Net cash used in investing activities	(48,502)	(41,781)
Cash flows from financing activities:
Borrowings under revolving credit agreement	110,000	80,000
Repayments under revolving credit agreement	(50,000)	—
Excess tax benefit of stock options exercised	8,181	1,690
Principal payments under capital lease obligations	(90)	(10)
Repurchase of shares to satisfy tax obligations	(1,078)	(1,211)
Repurchase of common stock	(47,945)	(84,455)
Net proceeds from issuance of common stock	20,948	6,972
Cash dividends paid to stockholders	(21,828)	(18,083)
Net cash provided by (used in) financing activities	18,188	(15,097)
Net increase (decrease) in cash and cash equivalents	5,999	(94,954)
Cash and cash equivalents at beginning of period	51,134	142,743
Cash and cash equivalents at end of period	$57,133	$47,789

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$464	$172
Income taxes	8,979	11,994

Supplemental disclosures of non-cash activities:
Property acquired through capital lease	$4,122	$—
Non-cash accruals for construction in progress	21,181	8,355

Selected Financial and Operating Information
(Unaudited)

	FIRST QUARTER ENDED
	March 28, 2015	March 29, 2014
Sales Information:
Comparable store sales increase	5.7%	2.2%
New store sales (% of total sales)	6.2%	6.2%
Average transaction value	$42.08	$41.59

Comparable store average transaction value increase (decrease)	0.8%	(2.1)%
Comparable store average transaction count increase	4.8%	4.4%
Total selling square footage (000’s)	22,810	20,978

Store Count Information:
Beginning of period	1,382	1,276
New stores opened	41	32
Stores closed	(1)	—
End of period	1,422	1,308

Pre-opening costs (000’s)	$2,767	$2,270

Balance Sheet Information:
Average inventory per store (000’s) (a)	$905.5	$881.4
Inventory turns (annualized)	3.02	3.01
Share repurchase program:
Cost (000’s)	$47,945	$84,455
Average purchase price per share	$80.42	$66.93

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$20.7	$20.0
Distribution center capacity and improvements	18.4	0.9
Information technology	6.5	6.5
Existing stores	2.7	4.4
Corporate and other	0.5	10.1
Total	$48.8	$41.9

(a) Assumes average inventory cost, excluding inventory in transit.